Exhibit 99.2

CUSIP NO. 928555S101

THIS POWER OF ATTORNEY is granted on 15 January 2008,

(1)                                 Aviva plc, Aviva Group Holdings Limited, Aviva International Insurance Limited, Aviva Insurance Limited, Aviva International Holdings Limited (the “Aviva Companies”) hereby grant power of attorney to Ms. Antoinette Sprenger (the “Attorney”) individually with full power of substitution to:

(a)                                           sign on behalf of the Aviva Companies in the form as the Attorney may approve any filing and notification of any interest in listed securities that are required under any applicable rules and regulations as result of any acquisition and/or divestment and/or other transfer by Cyrte Investments B.V. or any of its subsidiaries, including but not limited to, Cyrte Investments GP I B.V. (either in its own capacity or for the benefit of CF I Invest C.V.) and Cyrte Investments GP III B.V. (either in its own capacity or for the benefit of Cyrte Fund III C.V.) (the “Filings 2008”);

(b)                                          sign on behalf of the Aviva Companies in the form as the Attorney may approve any further documents, agreements or deeds as may be ancillary, necessary or useful in connection with the execution or performance of the Filings 2008; and

(c)                                           perform all acts as in the opinion of the Attorney shall be necessary or useful in connection with the preparation, execution or performance of the Filings 2008 and of the transactions contemplated thereby including acts of disposition (the “Power of Attorney 2008”).

(2)                                 Furthermore, the Aviva Companies hereby declare that:

(a)                                           they granted power of attorney (the “Power of Attorney December 2007”) on or about 20 December 2007 to the Attorney individually to sign on their behalf the filings that were required under applicable rules and regulations in the United States of America as result of the transfer of 61,738,085 American Depositary Shares, representing 61,738,085 shares of Vivo Participaçoes S.A., and 1,090,916 American Depositary Shares, representing 2,181,832 shares of Telemig Celular Participaçoes S.A., from Cyrte Investments GP I B.V. (for the benefit of CF I Invest C.V.) and Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke belangen to Cyrte Investments GP III B.V. (for the benefit of Cyrte Fund III C.V.) dated 19 December 2007 and the purchase of 11,400 American Depositary Shares, representing 22,800 shares of Telemig Celular Participaçoes S.A., by Cyrte Investments GP III B.V. dated 19 December 2007 (the “Filings December 2007”); and

(b)                                          the Attorney signed the Filings December 2007 on their behalf on or about 20 December 2007 in accordance with the Power of Attorney December 2007 (collectively with the Power of Attorney 2008 referred to as the “Power of Attorney”).

(3)                                 The Aviva Companies shall not make any claim against the Attorney in respect of any act that is lawfully performed by the Attorney under the Power of Attorney.

(4)                                 The Aviva Companies shall indemnify and hold the Attorney harmless against any claims, actions or proceedings made against the Attorney and against any damages, costs and expenses that the Attorney may suffer or incur as a result of or in connection with any act that is lawfully performed by the Attorney under the Power of Attorney.

(5)                                 The Aviva Companies declare that this Power of Attorney also applies in situations where the Attorney also acts as a counterparty of the Aviva Companies or as a representative of a counterparty of the Aviva Companies (Selbsteintritt).

(6)                                 This Power of Attorney is irrevocable until 31 December 2008 at the end of which date it shall terminate and shall cease to be of any effect.

(7)                                 This Power of Attorney is governed by the laws of England and Wales.

Aviva plc	Aviva Group Holdings Limited

/s/ Lyla Spencer	/s/ Elizabeth Nichols
By: Lyla Spencer	By: Elizabeth Nichols
Title: Authorized Signatory	Title: Authorized Signatory

Aviva International Insurance Limited	Aviva Insurance Limited

/s/ Elizabeth Nichols	/s/ April Commons
By: Elizabeth Nichols	By: April Commons
Title: Authorized Signatory	Title: Authorized Signatory

Aviva International Holdings Limited

/s/ Lyla Spencer
By: Lyla Spencer
Title: Authorized Signatory